Exhibit 4.1

TWELFTH SUPPLEMENTAL INDENTURE
FOR ADDITIONAL NOTE GUARANTEE

This Twelfth Supplemental Indenture, dated as of January 23, 2017 (this “Supplemental Indenture”), among Home Delivery Incontinent Supplies Co., a Missouri corporation (the “New Subsidiary Guarantor”), Domtar Corporation, a Delaware corporation (together with its successors and assigns, the “Company”) and The Bank of New York Mellon, as successor to The Bank of New York, as Trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the subsidiary guarantors party thereto (the “Subsidiary Guarantors”) and the Trustee have heretofore executed and delivered a Senior Indenture, dated as of November 19, 2007 (as supplemented by the Supplemental Indenture, dated as of February 15, 2008, the Second Supplemental Indenture, dated as of February 20, 2008, the Third Supplemental Indenture, dated as of June 9, 2009, the Fourth Supplemental Indenture, dated as of June 23, 2011, the Fifth Supplemental Indenture, dated as of September 7, 2011, the Sixth Supplemental Indenture, dated as of March 16, 2012, the Seventh Supplemental Indenture, dated as of May 21, 2012, the Eighth Supplemental Indenture, dated as of August 23, 2012, the Ninth Supplemental Indenture, dated as of July 31, 2013, the Tenth Supplemental Indenture, dated as of November 26, 2013, and the Eleventh Supplemental Indenture, dated as of November 4, 2015, amended, waived or otherwise modified, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities (as defined in the Indenture);

WHEREAS, pursuant to Section 1011 of the Indenture, the Company is required to cause each U.S. Subsidiary (as defined in the Indenture) that guarantees indebtedness of the Company or any of the Company’s subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such U.S. Subsidiary will unconditionally guarantee, jointly and severally with each other Subsidiary Guarantor, the Company’s full and prompt payment of the principal of, premium, if any, and interest on the Securities on a senior basis and all other obligations under the Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  Defined Terms.  Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1.  Agreement to be Bound.  Subject to the provisions of Article Fourteen of the Indenture, the New Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.  The New Subsidiary Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

Section 2.2.  Guarantee.  The New Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Securities and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Securities and all other obligations and liabilities of the Company under the Indenture, all as more fully set forth in Article Fourteen thereof.

ARTICLE III
MISCELLANEOUS

Section 3.1.  Notices.  Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the New Subsidiary Guarantor.

Section 3.2.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3.  Governing Law, etc.  This Supplemental Indenture shall be governed by the provisions set forth in Section 112 of the Indenture.

Section 3.4.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5.  Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6.  Duplicate and Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  One signed copy is enough to prove this Supplemental Indenture.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7.  Headings.  The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DOMTAR CORPORATION

By:
Name:
Title:

Home Delivery Incontinent Supplies Co., as New Subsidiary Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title: